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                                                                  Exhibit 3.2(a)

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                      MASTERCARD INTERNATIONAL INCORPORATED

      Pursuant to Title 8, Section 255 of the Delaware General Corporation Law (the "DGCL"), the undersigned corporation executed the following Certificate of
Merger:

      FIRST: The name of the corporation is MasterCard International Incorporated (the "Corporation").

      SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware at that address is The Corporation Trust Company.

      THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

      FOURTH: In furtherance, and not in limitation, of the general powers conferred by the law of the State of Delaware and the objects and purposes herein set forth, it is expressly provided that the Corporation shall, subject to the provisions contained in the law of the State of Delaware, this Certificate of Incorporation and the Bylaws of the Corporation (the "Bylaws"), have the power to do all such acts as are necessary or convenient to the attainment of the objects and purposes herein set forth and to engage in any lawful act or activity for which corporations may be organized under the DGCL; provided, however, that nothing contained in this Certificate of Incorporation shall authorize or empower the Corporation to perform or engage in any acts or practices which (a) are prohibited by Section 340 of the General Business Law of the State of New York or any anti-monopoly statute of any state of the United States or the District of Columbia, or (b) are defined as banking powers under
Section 126(a) of the DGCL.

      FIFTH: The Corporation shall not have any authority to issue capital stock.

      SIXTH: The Corporation initially shall have authority to issue membership interests in the following classes: Class A or "Principal" Memberships, which shall include Principal Memberships, Association Memberships and Travelers Cheque Memberships; Class B Memberships; and Affiliate Memberships. The Corporation is authorized to issue an unlimited number of Class A Memberships. The Corporation is authorized to issue a maximum of one Class B Membership. The Class B Membership shall not be assessable. The board of directors of the Corporation (the "Board"), upon the affirmative vote of at least 66 2/3% of the directors present at a meeting at which a quorum is present, shall have the authority to create additional classes of membership interests. Such additional classes of membership shall have such rights, preferences and privileges as are set out, from time to time, in the Bylaws, provided, however, that they shall not have any right, preference or privilege greater than those of the Class A Memberships.

            a. Class A Memberships. The rights and obligations of the Class A Memberships are as set forth in this Certificate of Incorporation and the Bylaws of the Corporation. Holders of the Class A Memberships (such holders, the "Class A Members") shall not be entitled to vote
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on account of such holdings, except as otherwise provided herein or in the
Bylaws, or as required by law. Class A Members shall not be entitled on account of such membership, to receive any portion of any dividends or other distributions or profits of the Corporation and shall not be entitled to participate in any assets available for distribution to the members of the Corporation upon any dissolution of the Corporation.

            b. Class B Membership. The rights and obligations of the Class B Membership are as set forth in this Certificate of Incorporation and the Bylaws of the Corporation. The Class B Membership shall be issued to MasterCard Incorporated, a Delaware stock corporation. The holder of the Class B Membership (the "Class B Member") shall have exclusive voting rights on all matters with respect to which members may vote, except as provided otherwise herein or in the Bylaws, or as otherwise required by law. The Class B Member, on account of such status, shall be entitled to all legally permitted dividends and other distributions approved by the Board, and shall be entitled to receive all assets legally available for distribution to the members of the Corporation on any dissolution, liquidation or winding-up of the Corporation.

            c. Other Classes of Membership. The rights and obligations of Affiliate Memberships are set forth in the Bylaws of the Corporation. Other classes of membership interests in the Corporation shall have such rights, preferences and privileges as are determined by the affirmative vote of at least 66 2/3% of the directors present at a meeting at which a quorum is present upon creation of each class, provided that in no event shall any additional classes of membership be entitled to rights, preferences or privileges that are greater than those of the Class A Memberships.

      SEVENTH: The private property of the members of the Corporation shall not be subject to the payment of debts of the Corporation nor be subject to any liability for any other obligations of the Corporation.

      EIGHTH: Except to the extent set forth in this Certificate of Incorporation, the conditions of membership in the Corporation shall be set forth in the Bylaws.

      NINTH:

            a. The Board may impose upon the members (other than the Class B Member), whether before, on, or after termination of their membership, dues, assessments, fees, and other charges for any purpose or purposes as may be authorized in this Certificate of Incorporation or in the Bylaws, including without limitation assessments to pay for or reserve against any accumulated, current, or future expenses or liabilities of the Corporation.

            b. If the Board shall determine to satisfy any liability for damages based upon violation of United States antitrust laws arising out of the actions known as U.S. v. Visa International, Visa USA and MasterCard International and In re Visa Check, et al. (together, the "Antitrust Actions"), or any other action based upon the same factual allegations as advanced in the Antitrust Actions, by assessment of the Class A Members pursuant to Article VI Section 4 of the Bylaws, no such assessment shall be made directly or indirectly against members based upon card issuing or acquiring programs operated outside of the United States.

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      TENTH: No director will have any personal liability to the Corporation or its members for monetary damages for any breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Corporation,
(ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director obtained an improper personal benefit.

      ELEVENTH: It shall be a qualification for each director of the Corporation that such director is also a director of the Class B Member. The Class B Member shall elect any person who becomes a director of the Class B Member as a director of the Corporation. Any director of the Corporation who ceases to be a director of the Class B Member shall immediately cease to be a director of the Corporation.

      TWELFTH: In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter or repeal the bylaws of the Corporation.

      THIRTEENTH: In the event of any voluntary or involuntary liquidation, dissolution, or winding-up (collectively, "liquidation") of the Corporation, the Class B Member shall be entitled to receive out of the net remaining assets of the Corporation (including any termination fees and assessments levied on members pursuant to the Bylaws) the amounts and rights, if any, then existing or received by the Corporation in such liquidation in respect to the sale or other disposition of the trademarks, goodwill, and other assets relating to the activities of the Corporation. Neither the consolidation nor merger of the Corporation, nor the sale, lease, or transfer by the Corporation of all or any part of its assets shall be deemed to be a liquidation of the Corporation for the purposes of this Article THIRTEENTH.

      FOURTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the law of the State of Delaware, and all rights herein conferred upon members are granted subject to this reservation. The consent of the Class B Member and the affirmative vote or written consent of the holders of at least a majority of the outstanding shares of Class A Stock and, prior to and including the Transition Date, Class B Stock, of the Class B Member, voting together as a single class, shall be required to amend Article FIFTH, SIXTH, SEVENTH, NINTH(b), ELEVENTH, THIRTEENTH or FOURTEENTH of this Certificate of Incorporation.

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      IN WITNESS WHEREOF, MasterCard International Incorporated has caused this
Amended and Restated Certificate of Incorporation to be signed by its President, and its corporate seal to be hereunto affixed and attested by its Secretary, this 28th day of June, 2002.

                                MASTERCARD INTERNATIONAL INCORPORATED

                                By:        /s/ Robert W. Selander
                                   ---------------------------------------------
                                    Name:  Robert W. Selander
                                    Title: President and Chief Executive Officer

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